ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708

Filed in the office of Ross Miller Secretary of State State of Nevada	Document number 20120848969-39
Filing Date and Time 12/18/2012 8:51 AM
Entity Number E0368002009-6

  Certificate of Amendment

    (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY-DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.  Name of corporation:

Joshua Gold Resources Inc.

2.   The articles have been amended as follows: (provide article numbers, if available)

Article 3:  Upon the filing and effectiveness (the "Effective Time") of this Certificate of Amendment to the Articles of Incorporation of the Corporation, each three (3) shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "Reverse Stock Split"). All fractional shares will be rounded up to the next whole share.

Immediately following the effectiveness of the Reverse Stock Split, the Corporation’s authorized Common Stock, par value $0.0001, shall be increased from approximately 133,333,333 shares to 400,000,000 shares.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or securities, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 76.52%.

4.  Effective date and time of filing: (optional)     Date:                     Time:

5.  Signature: (required)

X  /s/ Benjamin Ward__

Signature of Officer

1